Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-278615 and Form S-8 No. 333-291646) pertaining to the 2024 Incentive Award Plan and the 2024 Employee Stock Purchase Plan of PACS Group, Inc. of our report dated February 26, 2026, with respect to the combined/consolidated financial statements of PACS Group, Inc. and the effectiveness of internal control over financial reporting of PACS Group, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2025.
/s/ Ernst & Young LLP
Salt Lake City, Utah
February 26, 2026